Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-67690), S-8 (No. 333-59580), S-8 (No. 333-57310), S-8 (No. 333-45396), S-8 (No. 333-83073), S-8 (No. 333-90732), S-8 (No. 333-106121), S-8 (No. 333-117947), S-3 (No. 333-112030) and S-3 (No. 333-118698) of Paradyne Networks, Inc. of our report dated March 11, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 15, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 15, 2005